Report of Independent Auditors

The Shareholders and Board of Directors
Principal Variable Contracts Fund, Inc.

In planning and performing our audit of the financial statements of Principal Variable Contracts Fund, Inc. for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Principal Variable Contracts Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management, the Board of Directors of Principal Variable Contracts Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                 /s/Ernst & Young LLC
January 23, 2004


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The Audit Committee of the Board of Directors
Principal Variable Contracts Fund, Inc.

In connection  with our audits of Principal  Variable  Contracts Fund, Inc. (the
Fund) for the periods ended December 31, 2003, we have the following matters to report to you pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and Statement on Auditing Standards No. 90, Audit Committee Communications, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants:

1. Our independent auditors' reports accompanying the financial statements outline our responsibilities and management's responsibilities. Generally, our responsibility is to express an opinion, based on our audit, on financial statements that are the responsibility of management.

     The basis for our opinion lies in conducting our audit in accordance with auditing standards generally accepted in the United States (GAAS). GAAS is designed to provide reasonable, rather than absolute, assurance that the financial statements are free of material misstatement. As part of our audit, we are required by GAAS to make a study and evaluation of the system of internal accounting controls to determine the nature, timing and extent of the auditing procedures necessary for expressing an opinion on the financial statements.

2.   With respect to significant accounting policies:

     a.   Note  2  to  the  financial   statements   discusses  the  significant
          accounting policies of the Fund.

     b. No significant changes were made during the past year in the accounting policies as disclosed.

     c. There are no significant areas where alternative accounting policies exist.

3.   With respect to management judgments and accounting estimates:

     o The valuation of certain thinly traded securities which are priced under Rule 2a-4 is subject to estimates and judgments made by the Fund's independent pricing service. Additionally, the extent to which management challenges the prices obtained from the pricing service, or chooses one pricing service over another, is a matter of judgment on the behalf of management.

     o The ultimate collectability of foreign reclaim receivables and establishment of an allowance for uncollectable accounts (if any) is subject to management's judgment, as the collection of these amounts may be delayed over years and is subject to the economic stability of the foreign governments and other matters.

          The Company's practices in these areas are consistent with industry practice result in a reasonable level of quality related to the Fund's reporting of financial results, and have not changed during the past year.

          During the course of the year, we did not discuss with management any alternative treatments within accounting principles generally accepted in the United States related to any material items (including recognition, measurement, presentation, and disclosure alternatives).

4. There were no significant recorded or unrecorded adjustments as a result of our audits.

5. We will review proxy statements, when applicable, and Registration Statements and Post Effective Amendments as they become available and we will include our consent and independent auditors' report, when necessary. Additionally, we will review Principal Life Insurance Company Separate Accounts B and C and Variable Life Separate Account annual reports to policyowners.

     The  purpose  of our  review  of  these  documents  is to  ensure  that the information contained therein is not inconsistent with the audited financial statements and that, to the best of our knowledge, the documents contained no apparent material misstatement of fact.

6.   We had no disagreements with management.

7. Based on inquiry with management, we were not aware of any discussions which management had with other accountants regarding accounting issues.

8. We did not discuss any major accounting issues with management before we were retained as auditors. However, it is our practice to discuss major accounting, tax and business developments with management as they arise throughout the year.

9. We did not encounter any difficulties in performing our audits and we received the complete cooperation of management.

This report is intended solely for the use of the Audit Committee, Board of Directors, and management and is not intended to be and should not be used by anyone other than these specified parties.

                                                   /s/Ernst & Young LLP
January 23, 2004